For Immediate Release:

Investor Relations Contact: Joe Allman
Republic Airways Holdings
Tel. (317) 246-2612

Republic Airways Holdings Reports First Quarter 2014 Financial Results
Net income per diluted share of $0.26

Indianapolis, Indiana (April 30, 2014) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported financial results for the first quarter of 2014. Key points include:

•
Republic's pre-tax income from continuing operations was $22.8 million, or $0.42 per diluted share, an 18.1% increase over the March 2013 quarter. As of Dec. 31, 2013, Republic had a significant amount of federal net operating loss carryforwards and does not anticipate paying significant federal taxes for the next several years.

•
Republic's net income for the March 2014 quarter was $14.0 million, or $0.26 per diluted share. This is a $13.7 million increase from the prior year. The March 2013 quarter was negatively impacted by $11.1 million of losses from discontinued operations at Frontier Airlines.

•
Republic canceled more than 12,400 flights during the first quarter of 2014, primarily because of severe weather in January and February of 2014. That was a 145% increase from the number of canceled flights compared to the first quarter of 2013. These cancellations negatively impacted the pre-tax financial results by about $7.0 million during the first quarter of 2014.

•
On Feb. 11, 2014, Republic announced the early termination of its 44 to 50 seat fixed-fee agreements with United Airlines and American Airlines, which were scheduled to terminate in 2014. These agreements wind-down beginning in March 2014 through August 2014 and will result in the indefinite grounding of 27 small jet aircraft.

•
In the first quarter of 2014, Republic recorded an impairment of its owned E140 aircraft of $19.9 million and an $18.4 million gain on its Chautauqua restructuring asset. The Company also sold one E145 aircraft for a book gain of $1.8 million during the quarter. The net of these three items improved pre-tax earnings by $0.3 million.

•
On April 4, 2014, Republic announced that members of the International Brotherhood of Teamsters (IBT) Local 357 failed to ratify a proposed four-year pilot labor agreement. The agreement would have significantly improved pay and work rules for our pilots.

•
On April 7, 2014, Republic's Board of Directors authorized management to utilize up to $75 million of unrestricted cash to buy back common shares and/or early retire convertible debt during the next 12 months. Under the $75 million authorization, Republic may repurchase up to $50 million of common shares and early retire up to $50 million of convertible notes, or any combination thereof.

•
On April 7, 2014, Republic redeemed a $22.3 million convertible note, leaving $52.7 million remaining on the share repurchase and convertible debt retirement authorization. This will reduce the Company's dilutive share count by about 2.2 million shares going forward.

"I am pleased we were able to report improved first quarter financial results despite the most severe weather events in a single quarter I can recall in my 27 years of experience in the airline industry. Our results demonstrate the stability and strength within our core fixed-fee business," said Republic Airways Holdings Chairman, President and CEO Bryan Bedford. "We are committed to our guiding principles and strengthening our brand reliability and product quality for our partners, shareholders and employees," Bedford said.

The Company reported the following key metrics:

	Three Months ended March 31,
(Unaudited)	2014	2013	Increase / (Decrease)
($ in millions, except as noted)
Operating revenues	$337.5	$324.7	3.9%
Pre-tax margin	6.8%	5.9%	0.9 pts
Pre-tax income from continuing operations	$22.8	$19.3	18.1%
Diluted earnings per share from continuing operations (dollars)	$0.26	$0.22	18.2%
EBITDA from continuing operations	$93.9	$84.8	10.7%
EBITDA margin continuing operations	27.8%	26.1%	1.7 pts

Available seat miles (ASMs in millions)	3,366	3,168	6.3%
Block Hours	185,613	177,579	4.5%
Departures	103,349	102,624	0.7%

Operating Revenue Highlights
Operating revenues increased $12.8 million, or 3.9%, from the first quarter of 2013 to $337.5 million in the first quarter of 2014. Fixed-fee service revenue increased $24.4 million, or 8.0%, to $328.4 million due to increased Q400 flying with United Airlines and increased E175 flying with American Airlines. Passenger service revenue decreased $15.2 million due to the removal of E190 aircraft operating under pro-rate agreement with Frontier Airlines in February 2014.

Operating Expense Highlights
Fuel expense for the first quarter of 2014 decreased $6.3 million, or 46.3%, to $7.3 million primarily due to a 47.3% decrease in gallons consumed related to the reduction in pro-rate flying for Frontier. Fuel expense is primarily attributable to our fixed-fee charter operations and is a pass-through to our partner.

Landing fees and airport rents decreased $8.8 million or 55.0%, primarily due to United Airlines beginning to pay all landing fees in June 2013, and the reduced pro-rate flying for Frontier.

Other impairment charges reflect the full impairment of the carrying value of our 11 owned E140 aircraft. The aircraft will be grounded indefinitely with the termination of our American Airlines 44-seat fixed-fee agreement.

The decrease in non-operating expenses relates to the $18.4 million fair value adjustment on the Chautauqua restructuring asset.

Fleet Highlights
As of March 31, 2014, Republic operated a fleet of 247 aircraft. Within our fixed-fee and charter agreements, we operated 68 aircraft with 44-50 seats and 179 aircraft with 69-99 seats.

During the first quarter of 2014, the Company took delivery of five E175 aircraft related to its American Airlines E175 fixed-fee agreement bringing the total to 24 of the 47 aircraft deliveries. The Company expects to take delivery of 19 E175 aircraft during the remainder of 2014 and the remaining four aircraft in early 2015.

Balance Sheet and Liquidity
The Company's total cash balance increased $2.6 million to $303.3 million as of March 31, 2014, compared to Dec. 31, 2013. Restricted cash increased $3.1 million, to $27.1 million, from Dec. 31, 2013, due to the escrow requirements under our fixed-fee charter agreements. The Company's unrestricted cash balance decreased $0.5 million, to $276.2 million, from Dec. 31, 2013. A consolidated balance sheet and summary cash flow statement have been included in the tables section of this release.

The Company's debt increased to $2.22 billion as of March 31, 2014, compared to $2.17 billion at Dec. 31, 2013, primarily related to the financing of five new E175 aircraft purchased for our American Airlines fixed-fee agreement. As of March 31, 2014, about 96% of our debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 6% discount factor, the present value of these lease obligations was about $0.56 billion and $0.59 billion as of March 31, 2014, and Dec. 31, 2013, respectively.

Updated 2014 Financial Guidance
The Company has updated its 2014 financial guidance. The following guidance assumes the Company fully utilizes its share repurchase and convertible debt authorization by year end:

(in millions, except per share amounts)	New		Old
Guidance	Low	High	Low	High
Revenues	$1,350	$1,400	$1,350	$1,400
Pre-tax margin	7.5%	8.5%	6.0%	7.5%
Fully diluted EPS	$1.20	$1.40	$0.90	$1.20
Year-end unrestricted cash	$195	$205	$215	$220

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of about 250 aircraft and offer scheduled passenger service on more than 1,300 flights daily to about 100 cities in the U.S. and Canada through fixed-fee flights operated under airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The airlines currently employ about 6,300 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its first quarter 2014 results tomorrow morning (Thursday, May 1, 2014) at 11:00 a.m. EDT. This call is being webcast by Thomson/Reuters and can be accessed at the Republic Airways Holdings' website at www.rjet.com. Those wishing to participate can do so by calling 877-299-4454. International callers can participate by calling +1-617-597-5447; the passcode is 36815478.

To listen to a telephone replay of the webcast, call 888-286-8010 and use password 25728291. International telephone replay will be available by calling +1-617-801-6888 and using the same password. The replay will be available from May 1, 2014 at 3:00 p.m. EDT until 11:59 p.m. EDT May 8, 2014.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In millions, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2014	2013	% Increase / (Decrease)
OPERATING REVENUES
Fixed-fee service	$328.4	$304.0	8.0%
Passenger service	—	15.2	(100.0)%
Charter and other	9.1	5.5	65.5%
Total operating revenues	337.5	324.7	3.9%
OPERATING EXPENSES
Wages and benefits	89.2	85.0	4.9%
Aircraft fuel	7.3	13.6	(46.3)%
Landing fees and airport rents	7.2	16.0	(55.0)%
Aircraft and engine rent	31.1	28.8	8.0%
Maintenance and repair	64.3	54.7	17.6%
Insurance and taxes	6.5	6.1	6.6%
Depreciation and amortization	41.3	37.4	10.4%
Other impairment charges	19.9	—	100.0%
Other	36.5	35.8	2.0%
Total operating expenses	303.3	277.4	9.3%

OPERATING INCOME	34.2	47.3	(27.7)%
OTHER INCOME (EXPENSE)
Interest expense	(29.8)	(28.1)	6.0%
Fair value gain - Restructuring Asset	18.4	—	100.0%
Other - net	—	0.1	(100.0)%
Total other expense	(11.4)	(28.0)	(59.3)%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	22.8	19.3	18.1%

INCOME TAX EXPENSE	8.8	7.9	11.4%

INCOME FROM CONTINUING OPERATIONS	14.0	11.4	22.8%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(11.1)	(100.0)%

NET INCOME	$14.0	$0.3	4,566.7%

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE - BASIC	$0.28	$0.23	21.7%
INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE - DILUTED	$0.26	$0.22	18.2%
NET INCOME PER COMMON SHARE - BASIC	$0.28	$0.01	2,700.0%
NET INCOME PER COMMON SHARE - DILUTED	$0.26	$0.01	2,500.0%

Weighted average common shares:
Basic	49.6	48.7	1.8%
Diluted	54.9	54.0	1.7%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except share and per share amounts) (Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$276.2	$276.7
Restricted cash	27.1	24.0
Receivables - net of allowance for doubtful accounts of $1.5 and $1.5, respectively	35.0	48.3
Inventories	65.8	71.9
Prepaid expenses and other current assets	28.2	17.7
Deferred income taxes	15.7	15.7
Total current assets	448.0	454.3
Aircraft and other equipment - net	2,622.3	2,563.6
Maintenance deposits	40.1	36.6
Other assets	227.7	216.8
Total assets	$3,338.1	$3,271.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$303.9	$276.2
Accounts payable	18.3	28.9
Accrued liabilities	162.1	163.8
Total current liabilities	484.3	468.9
Long-term debt - less current portion	1,920.4	1,890.6
Deferred credits and other non-current liabilities	97.6	100.7
Deferred income taxes	269.6	260.4
Total liabilities	2,771.9	2,720.6
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 59,791,008 and 59,704,943 shares issued and 49,779,097 and 49,525,594 shares outstanding, respectively	—	—
Additional paid-in-capital	421.7	420.2
Treasury stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(2.6)	(2.6)
Accumulated earnings	328.9	314.9
Total stockholders' equity	566.2	550.7
Total liabilities and stockholders' equity	$3,338.1	$3,271.3

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Three Months Ended March 31,
	2014	2013

NET CASH FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$68.7	$63.5

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(130.6)	(5.5)
Proceeds from sale of other assets	7.0	39.9
Other, net	(3.1)	(7.4)

NET CASH FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(126.7)	27.0

FINANCING ACTIVITIES:
Payments on debt	(58.1)	(45.7)
Proceeds from debt issuance	116.2	1.2
Payments on early extinguishment of debt and refinancing	—	(34.6)
Proceeds from exercise of stock options	0.4	2.3
Other, net	(1.0)	(0.5)

NET CASH FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS	57.5	(77.3)

DISCONTINUED OPERATIONS
Cash from operating activities	—	(9.7)
Cash from investing activities	—	(1.5)
Cash from financing activities	—	(2.6)
LESS: NET CASH FROM DISCONTINUED OPERATIONS	—	(13.8)
	—	—

NET CHANGES IN CASH AND CASH EQUIVALENTS	(0.5)	13.2
CASH AND CASH EQUIVALENTS—Beginning of period	276.7	210.8
CASH AND CASH EQUIVALENTS—End of period	$276.2	$224.0

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended March 31,
	2014	2013	Change
Operating Highlights
Operating aircraft at period end:
44-50 seats	68	70	(2.9)%
69-99 seats	179	157	14.0%
Block hours[5]	185,613	177,579	4.5%
Departures	103,349	102,624	0.7%
Passengers carried	5,138,720	4,780,141	7.5%
Revenue passenger miles ("RPM") (millions)[1]	2,566	2,294	11.9%
Available seat miles ("ASM") (millions)[2]	3,366	3,168	6.3%
Passenger load factor[3]	76.2%	72.4%	3.8 pts
Total cost per ASM, including interest expense (cents)[4]	9.35	9.64	(3.0)%
Cost per ASM, including interest expense and excluding fuel expense (cents)	9.13	9.21	(0.9)%
Gallons consumed	1,856,914	3,524,032	(47.3)%
Average cost per gallon	$3.93	$3.86	1.8%
Average daily utilization of each aircraft (hours)[6]	9.0	9.5	(5.3)%
Average stage length (miles)	485	468	3.6%
Average seat density	67	66	1.5%

1.	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

2.	Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

3.	Passenger load factor is revenue passenger miles divided by available seat miles.

4.	Total operating costs, including interest expense and fair value gain, divided by available seat miles.

5.	Hours from takeoff to landing, including taxi time.

6.	Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company's financial performance.

Non-GAAP Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations

	Three Months ended March 31,
($ in millions)	2014	2013	% Increase / (Decrease)
Income from continuing operations	$14.0	$11.4	22.8%
Adjust:
Interest expense	29.8	28.1	6.0%
Income tax expense	8.8	7.9	11.4%
Depreciation and amortization	41.3	37.4	10.4%
EBITDA from continuing operations	$93.9	$84.8	10.7%

Total operating revenues	$337.5	$324.7	3.9%
EBITDA from continuing operations	$93.9	$84.8	10.7%
EBITDA margin from continuing operations	27.8%	26.1%	1.7 pts